EXHIBIT 11.2

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                                          CALIFORNIA ENERGY COMPANY, INC.

                                  CALCULATION OF EARNINGS PER SHARE IN ACCORDANCE
                                       WITH INTERPRETIVE RELEASE NO. 34-9083

                                 (Dollars in thousands, except per share amounts)
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                                                                          Three Months Ended                     Nine Months Ended
                                                                            September 20                          September 30
                                                                    ----------------------------       ----------------------------
                                                                         1994             1993               1994          1993
                                                                    -------------     -------------       ----------    -----------
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Actual weighted average shares outstanding for the period .........   32,452,314      35,460,056      33,606,006       35,411,548
Dilutive stock options and warrants using average market
  prices ..........................................................    2,378,937       2,720,167       2,568,173        3,024,387
                                                                   -------------   -------------   -------------    -------------
Total number of shares based on shares outstanding
  and the assumption that dilutive stock options and
  warrants will be exercised at average stock market prices .......   34,831,251      38,180,223      36,174,179       38,435,935
Additional dilutive stock options and warrants using
  ending market price and assuming conversion of
  convertible debt* ...............................................    4,630,631         162,727       4,444,444             --
                                                                   -------------   -------------   -------------    -------------
Total shares based on shares outstanding and the
  assumption that dilutive stock options and warrants will be
  exercised at ending market price if more dilutive ...............  39,461,882      38,342,950      40,618,623       38,435,935
                                                                   =============   =============   =============    =============
Income before extraordinary item and change in
  accounting principle ............................................   $      14,413   $      16,677   $      31,399    $      34,811
Extraordinary item ................................................            --              --            (2,007)            --
Cumulative effect of change in accounting
  principle .......................................................            --              --              --              4,100
                                                                      -------------   -------------   -------------    -------------
Net income ........................................................          14,413          16,677          29,392           38,911
Less:  Series C preferred stock dividends .........................           1,275           1,179           3,711            3,429
                                                                      -------------   -------------   -------------    -------------
Net income available for common shares ............................   $      13,138   $      15,498   $      25,681    $      35,482
                                                                      =============   =============   =============    =============
Primary earnings per share before extraordinary item and
  change in accounting principle
                                                                      $        0.38   $        0.41   $        0.77    $        0.81
Extraordinary item per share ......................................            --              --             (0.06)            --
Cumulative effect of change in accounting
  principle per share .............................................            --              --              --               0.11
                                                                      -------------   -------------   -------------    -------------
Primary earnings per share ........................................   $        0.38   $        0.41   $        0.71    $        0.92
                                                                      =============   =============   =============    =============
Fully diluted earnings per share based on SEC
  interpretive release No. 34-9083** ..............................   $        0.36   $        0.41   $        0.70    $        0.92
                                                                      =============   =============   =============    =============
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*        The ending market price on September 30, 1994 and 1993 was lower than the average market price for the nine-month period ended September 30,
         1994 and 1993. Accordingly, inclusion of an adjustment for stock options would be antidilutive and, therefore, contrary to paragraph 40 of APB Option 15. The repurchase of Company common stock has reduced the number of shares outstanding and has necessitated the inclusion of the Debentures in the fully diluted earnings per share calculation for the quarter ended September 30, 1994 and for the nine month period ended September 30, 1994.

** The net income available for common shares for the quarter ended September 30, 1994 and nine months ended September 30, 1994 was increased by the interest expense associated with the convertible debt of $887 and $2,620, respectively.